Exhibit (h)(10)

FORM OF ADMINISTRATION AGREEMENT

This Administration Agreement is made effective as of the [    ] day of [            ], by and between each of Virtus Investment Trust (formerly Allianz Funds) and Virtus Strategy Trust (formerly Allianz Funds Multi-Strategy Trust (each, the “Trust”), severally and not jointly, including the funds thereof (each, a “Fund” and together the “Funds”), and Virtus Fund Services, LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to render or otherwise provide for administrative services in the manner and on the terms and conditions hereafter set forth; and

WHEREAS, the Administrator desires to be so retained on said terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the Trust and the Administrator agree as follows:

1. Appointment and Acceptance. The Trust hereby appoints the Administrator to act as administrator of the Funds, subject to the supervision and direction of the Board of Trustees of the Trust, as hereinafter set forth. The Administrator hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

2. Duties of the Administrator.

(a) The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and preserve the books and records, including financial and corporate records, of the Trust as required by law or otherwise for the proper operation of the Trust; (ii) prepare and, subject to approval by the Trust, file registration statements, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Fund shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws; (iii) calculate and publish the net asset value of each Fund’s shares; (iv) calculate dividends and distributions and performance data, and prepare other financial information regarding the Trust; (v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others including, but not limited to, the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish corporate secretarial services to the Trust, including, without limitation, preparation of materials necessary in connection with meetings of the Trust’s Board of Trustees, including minutes, notices of meetings, agendas and other Board materials; (vii) provide the Trust with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide the Trust with administrative office and data processing facilities; (ix) arrange for payment of each Fund’s expenses; (x) provide routine accounting services to the Funds, and consult with the Trust’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust; (xi) prepare such financial information and reports as may be required by any banks from which the Trust borrows funds; (xii) develop and implement procedures to monitor each Fund’s compliance with legal and regulatory requirements and with each Fund’s investment policies and restrictions as set forth in each Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; (xiii) arrange for the services of persons who may be appointed as officers of the Trust, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers; (xiv) prepare and file appropriate class action securities litigation claims on behalf of the Funds; and (xv) provide such assistance to the investment adviser, the custodian, other Trust service providers and the Fund counsel and auditors as generally may be required to carry on properly the business and operations of the Trust. The Trust agrees to cause the portfolio management agent to deliver to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by each Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder. Notwithstanding anything to the contrary herein contained, the Trust, and not the Administrator, shall be responsible for and bear the costs of other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Funds.

(b) In providing for any or all of the services listed in section 2(a) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons or entities, such as a sub-administrator, to provide such services to the Trust provided that the Administrator shall be as fully responsible to the Funds for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder and provided that the Administrator shall be responsible for the payment of such services, with the exception of out-of-pocket expenses which shall be billed to the Funds. In the alternative, the Trust may enter into agreements with one or more persons or entities, either jointly with the Administrator or otherwise, for such persons or entities to provide certain services to the Trust which would otherwise be performed by the Administrator pursuant to this Agreement (each such agreement, an “Outside Service Agreement”). In the event that the Trust enters into such an Outside Service Agreement, the Trust and the Funds shall look to the counterparty directly for the performance of the contracted services (subject to any supervision responsibilities of the Administrator hereunder) and shall also be responsible for the payment of applicable fees and expenses. In the event that the Trust obtain services otherwise required of the Administrator hereunder pursuant to any such Outside Service Agreements, the Administrator’s fees shall be adjusted in accordance with the Compensation section hereof. However, as of the date hereof the parties agree that the Administrator shall not be required to adjust its fees hereunder with respect to any Outside Service Agreements among the Trust, the Administrator and BNY Mellon Investment Servicing (US) Inc.

(c) All activities of the Administrator shall be conducted in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and registration statement, under the supervision and direction of the Board of Trustees, and in conformity with the 1940 Act and other applicable federal and state securities laws and regulations.

3. Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2 hereof, except that the Trust shall pay the expenses of its other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Funds and expenses of Trust officers attending Board meetings as required and such other appropriate out of pocket expenses as approved by the Board. The Trust shall pay or cause to be paid all other expenses of the Funds referenced in this Agreement.

4. Compensation of the Administrator.

(a) For the services provided to the Trust and each Fund by the Administrator pursuant to this Agreement, each Fund shall pay the Administrator monthly for its services, fees at the following annual rates based on the combined aggregate average daily net assets across the Virtus Funds, defined as all funds of the Trust, all funds of Virtus Equity Trust, Virtus Opportunities Trust, and Virtus Retirement Trust, and all series of Virtus Variable Insurance Trust, plus out of pocket expenses (including out of pocket expenses of any sub-administrator to the Trust hired by the Administrator and not the Trust):

Net Assets	Administrative Fee
Less than or equal to $15 billion	0.10%
Over $15 billion and up to and including $30 billion	0.095%
Over $30 billion and up to and including $50 billion	0.09%
In excess of $50 billion	0.085%

Any Fund with net assets in excess of $10 billion will receive an offsetting credit to its administrative fee, such that the portion of its net assets in excess of $10 billion will only be assessed an administrative fee of .07%. The fees for the portion of such a Fund’s net assets up to and inclusive of the first $10 billion will remain consistent with the fee schedule above.

(b) Except as otherwise set forth in Section 2(b) of this Agreement, in the event that the Trust obtains any of the services otherwise required of the Administrator pursuant to this Agreement from another person or entity pursuant to an Outside Service Agreement, the Administrator shall reduce its fees as listed above to the extent of the fees (but not out-of-pocket expenses) paid by the Trust pursuant to the Outside Service Agreement; provided, however, that prior to agreeing to such fees the Trust shall have obtained the agreement of the Administrator that such fees are reasonable. In the event that the Trust has not first obtained the agreement of the Administrator that such fees are reasonable and the Administrator does not consent to waive its fees to the extent of the fees paid by the Trust pursuant to such Outside Service Agreement, the parties shall negotiate in good faith to determine the amount of the Administrator’s fees to be waived.

5. Limitation of Liability of the Administrator. The Administrator shall not be liable to the Trust or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator, or any persons engaged pursuant to section 2(b) hereof, including officers, agents and employees of the Administrator and its affiliates, in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Trust, a Fund, or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

6. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and services to the Trust in other capacities.

7. Duration and Termination of this Agreement.

(a) This Agreement shall become effective [            ] and shall continue in effect with respect to each Fund until [            ], and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board of Trustees of the Trust; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Funds, by the Trust, by the Board or, with respect to any Fund, by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Fund, or by the Administrator on not less than 60 days’ written notice to the other party.

(b) The Administrator hereby agrees that the books and records prepared hereunder with respect to the Trust are the property of the Trust and further agrees that upon the termination of this Agreement or otherwise upon request the Administrator will surrender promptly to the Trust copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

8. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of the Trust and such amendment is set forth in a written instrument executed by each of the parties hereto. Any attempt to assign this Agreement shall be treated as an amendment.

9. Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees or the shareholders of the Trust and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

10. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Delaware, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

12. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Administrator, to the attention of: Counsel, Virtus Fund Services, LLC, One Financial Plaza, Hartford, CT 06103 or (b) if to the Trust, to the attention of: Secretary, Virtus Investment Trust and/or Virtus Strategy Trust, One Financial Plaza, Hartford, CT 06103, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

13. Separate Funds. This Agreement shall be construed to be made by the Trust as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

VIRTUS INVESTMENT TRUST VIRTUS STRATEGY TRUST		VIRTUS FUND SERVICES, LLC

By:		By:
Name:	W. Patrick Bradley	Name:	David G. Hanley
Title:	Executive Vice President, Chief Financial Officer & Treasurer	Title:	Senior Vice President & Assistant Treasurer

SCHEDULE A

(Dated: [            ])

VIRTUS INVESTMENT TRUST

Virtus NFJ Dividend Value Fund
Virtus AllianzGI Emerging Markets Opportunities Fund
Virtus AllianzGI Focused Growth Fund
Virtus AllianzGI Global Small-Cap Fund
Virtus AllianzGI Health Sciences Fund
Virtus AllianzGI Income & Growth Fund
Virtus NFJ International Value Fund
Virtus NFJ Large-Cap Value Fund
Virtus AllianzGI Mid-Cap Growth Fund
Virtus NFJ Mid-Cap Value Fund
Virtus AllianzGI Small-Cap Fund
Virtus NFJ Small-Cap Value Fund
Virtus AllianzGI Technology Fund

VIRTUS STRATEGY TRUST

Virtus AllianzGI Convertible Fund
Virtus AllianzGI Core Plus Bond Fund
Virtus AllianzGI Emerging Markets Consumer Fund
Virtus AllianzGI Global Allocation Fund
Virtus AllianzGI Global Dynamic Allocation Fund
Virtus AllianzGI Global Sustainability Fund
Virtus AllianzGI High Yield Bond Fund
Virtus AllianzGI International Small-Cap Fund
Virtus NFJ Emerging Markets Value Fund
Virtus AllianzGI Preferred Securities and Income Fund
Virtus AllianzGI Short Duration High Income Fund
Virtus AllianzGI Water Fund